EXHIBIT 10.10

                            MASTER SERVICES AGREEMENT

This Master Services Agreement is made this 4th day of August, 2006 (the "Effective Date") between XL CAPITAL LTD, a service company incorporated under the laws of Cayman Islands ("XLC") (for purposes of this form of agreement, the "SERVICE PROVIDER"); and SCA BERMUDA ADMINISTRATIVE LTD, a company incorporated under the laws of Bermuda ("SCA BS") (for purposes of this form of agreement, the "Company") (each a "Party" and collectively the "Parties").

WHEREAS:

Service Provider and Company are currently wholly owned subsidiaries of the XL Capital Ltd group of companies ("XL Group"); and

Service Provider provides certain services to XL Group companies including the Company; and

It is contemplated that an initial public offering will be made of a portion of the capital stock of Security Capital Assurance Ltd, a parent of the Company, resulting in partial public ownership of Security Capital Assurance Ltd; and

Service Provider and the Company both desire for Service Provider to continue to provide certain services to Company following the initial public offering of Security Capital Assurance Ltd; and

Service Provider and the Company desire to enter into this Agreement to set forth the roles and responsibilities with regard to services to be provided by Service Provider to the Company.

Now, in consideration for the mutual benefits contained in this Master Services Agreement, it is agreed as follows:

1.      DEFINITIONS

        The following words and phrases shall have the meaning given to them below:

        "Actual Cost" shall have the meaning specified in clause 17.2.

        "Agreement" means this Master Services Agreement, the Schedules and Appendices attached to it and any subsequent amendments or alterations agreed in writing by the Parties.

        "AOP" shall have the meaning specified in clause 11.1.

        "AOP Objectives" shall have the meaning specified in clause 11.1.

        "Employee Costs" shall have the meaning specified in the Schedules attached hereto.

        "Expiration Date" shall have the meaning specified in clause 2.1.

        "Fees" shall have the meaning specified in clause 17.1.

        "Non-XL Third Party Contractors" means any individual, company or other legal entity with whom Service Provider enters into a contract for the benefit of the Company, including (but not

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        limited to) to enhance its ability to provide any part of the Services, where such individual, company or other legal entity is not within the XL Group .

        "Representatives" shall have the meaning specified in clause 10.1.

        "Services" shall have the meaning specified in clause 3.1.

        "Staff" means individuals employed by the Service Provider or with another company within the XL Group.

        "Steering Committee" shall have the meaning specified in Clause 10.3.

        "Support Services" means Security Capital Assurance Ltd's and/or the Company's proportional share of the services provided to and in support of the Service Provider by any employees of the XL Group, determined on a per capita basis.

        "Third Party Contractors" means both XL Third Party Contractors and Non-XL Third Party Contractors.

        "XL Third Party Contractors" means any individual, company or other legal entity with whom Service Provider enters into a contract for the benefit of Company, including (but not limited to) to enhance its ability to provide any part of the Services, where such individual, company or other legal entity is within the XL Group.

2.      TERM OF THIS AGREEMENT

2.1 This Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date (the "Expiration Date") unless earlier terminated in accordance with clause 11.1 or 20 of this Agreement.

3.      PROVISION OF SERVICES

3.1 Each Schedule attached to and made a part of this Agreement describes the services to be provided by Service Provider to the Company, as amended from time to time by written agreement of the Parties (the "Services"). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Schedules accurately. It is anticipated that the Parties will modify the Services from time to time. In that case or to the extent that any
        Schedule is incomplete, the Parties will use good faith efforts to modify the Schedules. There are certain terms that are specifically addressed in the Schedules attached hereto that may differ from the terms provided hereunder. In those cases, the specific terms described in the Schedules shall govern.

3.2 The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Schedules setting forth the description of such Services, the Fees for such Services and any other applicable terms.

3.3 Subject to the terms of this Agreement, Service Provider undertakes to and shall provide the Services to Company to the best of its ability at all times and to a standard that would reasonably be expected of it by a professional, independent person or body.

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3.4     Without prejudice to clause 3.3, to the extent that Service Provider is unable to perform any part of the Services in accordance with this Agreement, it shall advise Company as soon as reasonably practicable. In addition, Service Provider shall, to the extent possible, advise Company of a timetable for it to be able to resume full performance of the Services in accordance with this Agreement and the steps it is taking in that regard. Service Provider shall notify the Company to the extent there is likely to be any deviation from the timetable proposed.

3.5 The Parties acknowledge and agree that Service Provider and the Staff shall be entitled to provide similar services as the Services to any other legal entity, provided that in doing so the operation of the Company is not unreasonably prejudiced and the provision of the Services to the Company is not materially adversely affected. The Parties further acknowledge and agree that the Company may retain any individual or legal entity, other than Service Provider and the Staff, to perform services similar or identical to the Services; provided that in doing so the ability of Service Provider to perform any part of the Services in accordance with this Agreement is not materially adversely affected.

4.      PROVISION OF STAFF TO PERFORM THE SERVICES

4.1 Service Provider acknowledges it has been given sufficient information to understand and appreciate the requirements and operations of the Company relating to the provision of the Services currently described in each Schedule. Service Provider shall and undertakes to provide at all times, Staff or Non-XL Third Party Contractors of the requisite calibre, and with appropriate training and experience and in sufficient numbers as required by the Company and as agreed between the Parties and in accordance with the attached Schedules.

4.2 The Company acknowledges and agrees that at the commencement of this Agreement the Staff or Non-XL Third Party Contractors provided to perform the Services are of the requisite calibre, have appropriate experience and training and are of a sufficient number.

4.3 Clause 4.1 is subject to the Company's business plan and changing requirements. If the Company's business plan and requirements alter materially after the date this Agreement commences, the Parties shall endeavour to agree the additional or reduced requirements relating to the provision of the Services, and Service Provider shall use its reasonable best endeavours to fulfil such agreed requirements of the Company.

4.4 If Service Provider cannot provide Staff to perform the Services, it shall, with the agreement of Company, contract or subcontract with Non-XL Third Party Contractors to provide all or part of the Services. The direction and management of the Non-XL Third Party Contractors provided to perform the Services on behalf of the Company will be the responsibility of Service Provider, unless otherwise agreed by the Parties in writing but only to the extent that Service Provider has contracted directly with such Non-XL Third Party Contractors.

5.      THIRD PARTY CONTRACTORS

5.1 The Company acknowledges and agrees that the provision of the Services may in part be delegated or contracted or subcontracted to Third Party Contractors by Service Provider.

5.2 Service Provider may enter into contracts with Third Party Contractors, including, but not limited to, for the provision of the Services, either on its own behalf or on its own behalf and on behalf of the Company, whichever Service Provider reasonably deems appropriate and in the best interests of Company.

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5.3     When entering into contracts with Third Party Contractors, Service
        Provider will have regard to the stated interests of the Company, including, but not limited to, the identity of the Third Party Contractor, the terms, costs and period of the contract.

5.4 To the extent Service Provider delegates to, or contracts or subcontracts with, Third Party Contractors to perform any part of the Services or to perform specific functions, Service Provider shall (remain responsible and) be liable to the Company for the (non) performance of the Services and the (non) performance of such specific functions in their entirety (and for the oversight and management of the Third Party Contractors) and in accordance with clause 6.1. below, unless otherwise agreed in writing by the Company.

6.      LIABILITY

6.1 Except to the extent set out in clauses 6.2, to 6.3 below or as a result of a breach by the Company of its obligations under clause 16.1, Service Provider shall be liable to indemnify the Company for any loss the Company incurs (including defence costs) caused by (i) the acts and/or omissions of Service Provider, its employees, directors and officers in providing the Services, (ii) the breaches of obligations, acts and/or omissions of Third Party Contractors, and (iii) the failure of Service Provider to abide by the terms and conditions of this Agreement. Both Parties shall take all reasonable steps to mitigate any loss including pursuing recovery from any third party. Where appropriate, the Parties further agree they will consult each other in respect of such steps in accordance with clause 10 below.

6.2 Service Provider shall not be liable to the Company in respect of any loss caused by acts of God, or any event beyond the reasonable control of the Parties, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any government authority, de facto or de jure; or acts of war, terrorism, insurrection or revolution.

6.3 Service Provider agrees to take all reasonable steps to recover any loss suffered by Company (for which Service Provider is liable to indemnify the Company under this Agreement) from any insurer or any third party liable to Service Provider in respect of such loss. Provided that Service Provider complies with such obligation in a timely manner, the Company agrees to delay commencing proceedings against Service Provider to enforce payment in respect of any claim, which it may have under this Agreement until such time as and to the extent that Service Provider has obtained recovery against any third party (including but not limited to Third Party Contractors and insurers) in respect of such losses.

7.      INSURANCE

7.1 Service Provider undertakes it or one of its affiliates has and will maintain throughout the duration and period of this Agreement appropriate errors and omissions and directors' and officers' insurance in full force and effect to cover its liabilities to third parties.

8.      LIMITATION OF AUTHORITY

8.1 Except as expressly provided for in this Agreement, or by the Company, neither Service Provider nor the Staff shall enter into any contract (including verbal) on behalf of the Company or commit or bind the Company to any agreement or obligation, or hold it or themselves out as having authority to do so.

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9.      COMPLIANCE

9.1 In providing the Services, Service Provider shall, to the extent within its control, comply with, and will not do anything or fail to do anything, which would result in the Company failing to comply with, all applicable laws, legislation and regulations. In addition, Service Provider shall comply with relevant principles and guidelines, manuals, codes and policies issued by the Company to the extent it is made aware of such principles and guidelines, manuals, codes and policies. It is agreed and understood that this clause does not affect or reduce the Company's duty and responsibility with regard to its own regulatory and legal compliance.

9.2 Service Provider shall direct all enquiries from any regulatory authority relating to this Agreement or the Services to the Company, unless (i) the enquiry is specifically addressed to Service Provider (in which case Service Provider shall procure that the details or a copy of such enquiry are promptly relayed in writing to the Company), (ii) the enquiry relates exclusively to a third party and not to Company, or
        (iii) otherwise agreed in writing by the Parties.

10.     PERSONS RESPONSIBLE FOR THE OPERATION OF THIS AGREEMENT

10.1 The Service Provider and the Company shall each appoint two individuals to be their respective representatives (the "Representatives") for the purpose of the operation of this Agreement. The Representatives (identified below) shall be responsible for, among other things, managing the relationship, and acting as the principal points of contact, between the Parties in relation to matters and disputes under this Agreement.

10.2 Any matters or disputes under this Agreement including matters or disputes affecting the relationship between the Parties or the performance of their respective obligations hereunder, shall in the first instance, be raised to and sought to be resolved by the Representatives.

10.3 If and to the extent that any matters or disputes cannot be resolved by the Representatives then the Representatives shall, raise such matters or disputes with a committee comprised of the members set forth on Annex A hereto and established by the Parties for the purpose of overseeing the relationship between the Parties with respect to matters set forth in this Agreement (the "Steering Committee"). The Steering Committee shall be responsible for the resolution of those matters and disputes brought before it.

10.4 The Parties may each appoint Representatives, in lieu of their Representatives listed below, provided that prior written notice is given to the other Party in accordance with Section 24 below.

        COMPANY REPRESENTATIVES:          See Annex A hereto.

        SERVICE PROVIDER REPRESENTATIVES: See Annex A hereto.

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11.     ANNUAL OPERATING PLAN

11.1 The Parties will coordinate the development of an annual operating plan ("AOP") setting forth the specific objectives, Service standards, performance measures, activity levels and a detailed budget setting out the cost estimates, types of services and allocation keys for each of the Services (collectively, the "AOP Objectives"). The Parties shall implement the AOP Objectives by January 1 of each calendar year. In the AOP process, the Parties agree to use their best efforts to harmonize the interests of Company to have quality services at affordable cost and the interest of Service Provider to recover its costs of performing the Services. On or before August 15 of each calendar year, the Company shall submit to Service Provider a list of the types of services required from Service Provider, upon which Service Provider shall establish its budget and cost estimate calculations for purposes of the AOP. On or before September 15 of each calendar year, an AOP for each Service for the next calendar year will be submitted to each of the Representatives of the Company and Service Provider, for review and approval. Approval by each Party's respective Representatives will constitute approval by the Parties of the AOP. In the event that the Parties do not approve the AOP in whole or in part in respect of any Service, the Service Provider shall have the right to terminate this Agreement (or any extension hereof entered into pursuant to clause 20.2 below) in respect of any such services upon ninety (90) days written notice to the Company.

12.     PERFORMANCE REVIEW

12.1 The Parties will meet annually on or about July 31 to review progress against the AOP Objectives, Service standards, performance measures and activity levels. The Parties will use their good faith efforts to resolve any issues concerning Service standards, performance measures or changes in Fees from the AOP during these meetings. If the Parties are unable to resolve those issues, they will refer the disputed issues, in the first instance, to their respective Representatives and in the second instance, to the Steering Committee, pursuant to clause 10 above.

13.     DOCUMENTS AND RECORDS

13.1 Service Provider shall establish and/or maintain records relating to this Agreement and, to the extent reasonable and appropriate, the Services, in accordance with the document retention policy established by XL Capital Ltd or in accordance with applicable laws and regulations if they provide for longer periods of retention.

13.2 Company, its bona fide agents, auditors and/or a relevant regulatory authority shall have the right on the giving of reasonable prior notice, to inspect and audit any records of or held by Service Provider relating to this Agreement and the Services, and shall have the right to make copies or extracts of any such records.

13.3 In the event that an audit reveals that Service Provider is not complying with the terms of this Agreement, or any applicable regulation, principles, guidelines, laws or legislation in any material respect, Company may, without prejudice to its other rights under this Agreement, require Service Provider to take all necessary remedial action within four (4) weeks following disclosure to Service Provider of such audit results.

13.4 All files, materials, policies and documents prepared or obtained by Service Provider in the course of carrying out its obligations under this Agreement shall be and remain the property of Company, and Service Provider shall treat them accordingly - including keeping them safe and secure whilst in Service Provider's possession.

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14.     CONFIDENTIALITY

14.1 Confidential Information means all information disclosed by either Company or Service Provider (whether in writing, orally or by another means) concerning the other Party which comes into their possession as a consequence of the operation of this Agreement including, without limitation, information relating to the Parties products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs.

14.2 The Parties undertake to hold the Confidential Information in confidence and not to disclose the Confidential Information (except as provided in this Agreement) without the prior written consent of the other Party.

14.3 Notwithstanding clause 14.2, and provided prior written notice is provided to the other Party, the Parties are entitled to disclose that portion of the Confidential Information required in order to comply with any legal requirement or any regulation or rule or the requirements of any rating agency, or to the extent the Confidential Information is already in the public domain.

15.     DATA PROTECTION

15.1 The Parties undertake to comply with all applicable data protection laws and regulations in any relevant jurisdiction in which personal data (or any other data, the use or transfer of which is regulated by law and regulations in that jurisdiction) is transferred or used in connection with the provision of the Services.

16.     BUSINESS CONTINUITY PLAN

16.1 The Parties shall be jointly responsible for devising a plan(s) to ensure the continuity of the Services in the event of an unforeseen interruption and any other prudent procedures and measures that are reasonably necessary to prevent the disruption of the Services (collectively, the "Business Continuity Plan"). The Company shall be responsible for maintaining the Business Continuity Plan and Service Provider shall, in the event of an unforeseen interruption, cooperate to the best of its ability with the Company to ensure the uninterrupted provision of Services.

17.     REMUNERATION AND FEES

17.1 GENERAL: Within thirty (30) days of the receipt of an invoice from Service Provider, Company shall pay Service Provider semi-annually, in arrears, on a "cost plus" basis for each Service as set forth in the attached Schedules (collectively, the "Fees"). Such invoices shall be provided at the end of the second and fourth quarter of each calendar year and each such invoice shall itemize the Fees, the Employee Costs (as defined in the attached Schedules), and the methodology for calculating the Employee Costs. The Parties agree that the annual percentage mark up, as set forth in the attached Schedules, will be determined with the assistance of an unrelated third party utilizing US tax related transfer pricing guidelines. Except as specifically provided herein or in the Schedules, or as subsequently agreed in an AOP or otherwise by Company, Company will not be responsible to Service Provider or to any Non-XL Third Party Contractor , for any additional fees, charges, costs or expenses relating to the Services, unless such additional fees, charges, costs or expenses are a direct result of Company's unilateral deviation from the scope of the Services defined in the Schedules.

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17.2    REVIEW OF FEES:

        (a) Subject to the provisions of clause 11.1 above, at the end of each annual period commencing as of January 1, 2006, Service Provider will review the charges, costs and expenses actually incurred by Service Provider in providing any Service, as well as the calculation of any related Fees (collectively, "Actual Cost") during the previous twelve (12) months. In the event that Service Provider determines that the Actual Cost for any Service differs from that set forth in the AOP, Service Provider will deliver to Company documentation for such Actual Cost, and will adjust the appropriate Fees retroactively and/or prospectively as necessary to reflect such differences; provided, however, that no such adjustment shall increase or decrease the Fees payable in respect of any Service by more than 15% of the initial related Fees currently set forth in the related Schedules for such Service.

        (b) As a part of the AOP process referred to in clause 11 above, the Parties will set Fees or new budgets for each ensuing year, and may make other changes to the Fees with respect to each Service, based upon an increase or reduction in the scope of or requirements for such Service. Once an AOP has been finalized (whether by agreement or pursuant to the provisions of clause 12.1), the Fee for each Service set out in that AOP will apply for the ensuing year, subject to any subsequent written agreements between the Parties.

18.     TAXES

18.1 All sums payable pursuant to this Agreement shall be exclusive of any and other duties and taxes. Any other duties or taxes payable on such sums shall be payable in addition to such sums.

19.     COMPLAINTS

19.1 In accordance with clause 24, the Parties shall notify one another immediately upon becoming aware of any relevant matter arising out of the operation of, or in connection with, this Agreement, which has resulted or could result in a complaint to, including but not limited to, any regulatory authority or which could give rise to litigation or proceedings against either Party.

20.     TERM AND TERMINATION

20.1 At any time prior to the Expiration Date, upon ninety (90) days written notice to the Service Provider, this Agreement may be terminated by the Company either in whole or with respect to one or more of the Services.

20.2 At any time after the Expiration Date, this Agreement may be extended and/or terminated by the Parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension and/or termination shall only apply to the Services for which the Agreement was extended and/or terminated. At least ninety (90) days prior to the Expiration Date, Company shall give Service Provider written notice of Company's request to extend the term of or terminate the Agreement in respect of any Services. In addition, the Parties shall be deemed to have (i) extended this Agreement with respect to a specific Service if the Schedule for such Service specifies a completion or termination date beyond the aforementioned Expiration Date and (ii) terminated this Agreement with respect to a specific Service if the Schedule for such Service specifies a completion or termination date prior to the aforementioned Expiration Date. Services shall be provided up to and including the date set forth in the applicable Schedule, subject to earlier termination as provided herein.

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20.3    Other than in respect of Internal Audit Services provided in connection herewith, which will continue and/or terminate in accordance with the other relevant provisions of this Agreement, this Agreement shall terminate in the event XL Group's ownership of common stock of Security Capital Assurance Ltd falls to 35% or less in which case the Parties shall have ninety (90) days, from the date of such event, to terminate all Services unless otherwise agreed by the Parties; provided, however, that if the reduction in the XL Group's ownership interests referred to above is initiated by the XL Group, the Service Provider shall use its reasonable best efforts to maintain the General Ledger and Human Resources Services provided hereunder, subject to applicable law, until the Expiration Date, and any additional costs incurred by either the Service Provider or the Company in connection with the maintenance of such Services shall be paid by the Service Provider.

20.4 Unless the other Party specifically agrees to the contrary in writing, this Agreement will be automatically terminated with immediate effect in the event that one Party shall:-

        (a) enter or become the subject of voluntary or involuntary rehabilitation or liquidation proceedings;

        (b)     become the subject of an action in bankruptcy;

        (c) make or propose any composition with its creditors or make any assignment for the benefit of its creditors or otherwise acknowledge its insolvency;

        (d) have an administrator or administrative receiver or equivalent office holder appointed by a court of competent jurisdiction;

        (e) have a receiver or equivalent office holder appointed for the whole or any part of its business;

        (f) any past or present director, officer, partner or employee of Service Provider is convicted of or charged with any criminal offence involving fraud or dishonesty or any similar criminal offence which may materially affect the operation of this Agreement.

20.5 Each Party shall inform the other immediately upon becoming aware of the occurrence of any of the events set out in clause 20.4 above.

20.6 In the event of persistent and material breaches of any discreet part of the Services, Company shall inform the Representatives of Service Provider in writing of the nature of such breaches. The Representatives shall meet as soon as reasonably practicable to discuss these breaches (such meeting being expected to occur within seven (7) business days of receipt of the written notice) and try to agree an action plan designed to remedy the breaches within a reasonable timeframe acceptable to Company. Should an action plan not be agreed within a reasonable timeframe, or the implementation of an action plan not result in the Services being performed to the specified standards, then the Representatives shall raise the matter with the Steering Committee, in accordance with clause 10 above. If the material breaches continue and the Steering Committee does not provide a resolution to the matter within a reasonable timeframe, then Company has the right to terminate the relevant part of the Services with one (1) month's notice. Such termination will not affect the continuance of the Services not subject to the persistent and material breaches.

20.7 On termination of any Service provided for in any Schedule or the entire Agreement, each Party shall bear its own associated costs; Service Provider will cooperate in good faith with Company

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        to provide Company (or its designee) with reasonable assistance to make an orderly transition from Service Provider to another supplier of the Services. Service Provider undertakes to work with Company to ensure a smooth transition and hand-over and to minimise the costs associated with termination for each Party. Such transition assistance shall include the following:

        (a) developing a transition plan with assistance from Company or its designee; and

        (b) organizing and delivering to Company records and documents necessary to allow continuation of the Services, including delivering such materials in electronic forms and versions as requested by Company.

20.8 Termination of this Agreement does not affect a Party's accrued rights and obligations at the date of termination.

21.     LAW AND JURISDICTION

21.1 This Agreement shall be construed in accordance with the laws of Bermuda without regard to the principles of conflict of laws.

22.     THIRD PARTIES' RIGHTS

22.1 For the avoidance of doubt, no term of this Agreement is intended for the benefit of any third party, and the Parties do not intend that any term of this Agreement should be enforceable by a third party.

23.     ASSIGNMENT

23.1 This Agreement shall not be assignable by either Party without the express written consent of the other, and such consent shall not be unreasonably withheld, provided however that upon delivery of notice to Company, Service Provider may assign all or a portion of its rights under this Agreement to an affiliate. For purposes of this Agreement "affiliate" shall mean any person, corporation, company partnership, individual or group (collectively a "Person"), which directly or indirectly, through one or more intermediaries, controls or is controlled by, or owns or is owned by another Person, with an equity or other financial interest of 35% or more of any management interest.

24.     NOTICES

24.1 All notices hereunder shall be sent to the Party at the address set forth below or at such other address as shall be specified by a Party as to it in a notice duly given. Notices shall be effective upon receipt, and shall be addressed as follows:

        If to XLC:     XL House
                       One Bermudiana Road
                       Hamilton HM 11, Bermuda
                       Attn: General Counsel

        If to SCA BS:  XL House
                       One Bermudiana Road
                       Hamilton HM 11, Bermuda
                       Attn: General Counsel

        or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this clause 24.1.

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25.     ENTIRE AGREEMENT

25.1 This Agreement, including the attached Schedules and Appendices, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

26.     FORCE MAJEURE

26.1 Any delay or failure by either Party in the performance of this Agreement will be excused to the extent that the delay or failure is due solely to causes or contingencies beyond the reasonable control of such Party.

27.     SEVERABILITY

27.1 If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the Effective Date above.


XL CAPITAL LTD                          SCA BERMUDA ADMINISTRATIVE LTD

By:     /s/ Jerry de St. Paer           By:     /s/ Michael P. Esposito, Jr.
       ------------------------------          ---------------------------------
Name:   Jerry de St. Paer               Name:   Michael P. Esposito, Jr.
       ------------------------------          ---------------------------------
Title:  EVP and CFO                     Title:  Chairman
       ------------------------------          ---------------------------------


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SCHEDULE #__________

______________________________ SERVICES

I.      DESCRIPTION OF SERVICES

A.      SCOPE

XL Capital Ltd ("XLC") will provide ______________________________ services to Security Capital Assurance Ltd ("SCA"), either through XLC's own resources, the resources of its subsidiaries or affiliates, as defined in the Master Services Agreement (the "Services Agreement"), dated as of _______________, by and between Service Provider and SCA, or by contracting with other independent contractors, all in accordance with Section 2.2 of the Services Agreement.

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B.      SPECIFIC SERVICES

The specific services that Service Provider will provide are as follows:

1.      ________________________________________________________________

2.      ________________________________________________________________

3.      ________________________________________________________________

4.      ________________________________________________________________

5.      ________________________________________________________________

Additional services may be included upon agreement of both parties.

II.     SERVICE FEES

Company will pay Service Provider semi-annually on a "cost plus" basis for each Service as set forth herein.

The Fee will include:

        (i) with respect to the Services being performed and Support Services being provided by Service Provider, any salaries, bonuses, benefits, fringe benefits, incentive compensation benefits (if applicable) payroll taxes or other applicable taxes, and depreciation/amortization of office equipment and software attributed to the employees in the group (collectively, the "Employee Costs"), based upon the ratio of Service Provider's estimate of the time spent by the employees on behalf of SCA or in connection with providing Support Services divided by the total time spent by the employees multiplied by the Employee Costs;

        (ii) a mark up of ____% of the aggregate amount calculated pursuant to (i);

        (iii) third-party expenses, including travel and entertainment, consulting fees and printing costs, incurred on behalf of SCA by Service Provider on behalf of SCA or in connection with providing Support Services; and

        (iv) any costs incurred by the Service Provider in providing the Services not in the ordinary course of business.

III.    ADDITIONAL TERMS

Period of coverage will be ongoing subject to yearly reviews during the annual budgeting process.


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